UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2017

Cyanotech Corporation

(Exact name of Registrant as specified in its charter)

Nevada	000-14602	91-1206026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

73-4460 Queen Kaahumanu Highway, Suite #102 Kailua Kona, HI	96740
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 326-1353

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On April 6, 2017, the Company and Brent D. Bailey, the Company’s former Chief Executive Officer, entered into a Settlement Agreement (the “Settlement Agreement”) resolving all disputes between the Company and Mr. Bailey with respect to that certain Separation Agreement and Release of Claims, dated March 31, 2016 (the “Separation Agreement”). A copy of the Settlement Agreement is attached hereto as Exhibit 10.1.

Under the Settlement Agreement, the Company and Mr. Bailey have mutually agreed to release each other from all claims and counterclaims with respect to any prior breaches of the Separation Agreement. Each party has also agreed to a non-disparagement covenant with respect to the other. Mr. Bailey agreed to a continuation of his confidentiality obligations under the Separation Agreement with respect to any confidential information or trade secrets of the Company for a period of three years from the date of the Settlement Agreement. In accordance with the terms of the Settlement Agreement, the Company has agreed to pay $100,000 to Mr. Bailey on or before April 21, 2017. The Company has also agreed to make twelve monthly payments to Mr. Bailey in the amount of $18,750 each, with the first payment scheduled for May 15, 2017. The Settlement Agreement now constitutes the entire agreement between the Company and Mr. Bailey and, other than the payments of up to $325,000 to be made to Mr. Bailey under the Settlement Agreement, the Company has no further obligations to provide him with any severance payments, healthcare benefits or share grants. This summary is qualified in its entirety by reference to the Settlement Agreement.

Item 8.01.     Other Events.

The disclosure in Item 1.01 is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Name and/or Identification of Exhibit

10.1	Settlement Agreement, dated April 6, 2017, by and between Cyanotech Corporation and Brent D. Bailey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2017

CYANOTECH CORPORATION

By:	/s/ Jole Deal
Name: Jole Deal
Title: Vice President – Finance and Administration, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Name and/or Identification of Exhibit
10.1	Settlement Agreement, dated April 6, 2017, by and between Cyanotech Corporation and Brent D. Bailey.